UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  September 21, 2021

JANEL CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	333-60608	86-1005291

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

80 Eighth Avenue , New York, New York 10011

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (212) 373-5895

Inapplicable

(Former Name or Former Address if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).      Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

INFORMATION TO BE INCLUDED IN THE REPORT

Item 1.01.	Entry into a Material Definitive Agreement.

Membership Interest Purchase Agreement

On September 21, 2021, Janel Corporation (the “Company”), through its wholly owned subsidiary Janel Group, Inc. (“Janel”), executed a Membership Interest Purchase Agreement (the “Purchase Agreement”) with Expedited Logistics and Freight Services, LLC (“ELFS”), a Texas limited liability company based in Houston which provides non-asset-based logistics services, and the principal members of ELFS (the “Members”) for the purchase by Janel of 100% of the issued and outstanding membership interests of ELFS and ELFS Brokerage LLC, a Texas limited liability company and wholly-owned subsidiary of ELFS (collectively, the “Interests”).  The acquisition was consummated immediately following the execution of the Purchase Agreement.

Under the terms of the Purchase Agreement, the purchase price for the Interests was $19,000,000, subject to certain closing adjustments as set forth in the Purchase Agreement.  Further payments in an amount not anticipated to exceed $4,500,000 will be due to the Members based on the operating profit earned by ELFS.  The transaction closed on September 21, 2021, upon which the former Members of ELFS were paid $13,000,000 in cash and were issued an aggregate amount of $6,000,000 in subordinated promissory notes.  This acquisition was funded with cash provided by normal operations, borrowings under the Loan Agreement (as defined below), as well as subordinated promissory notes issued to the Members.

Amended Loan Agreement

In connection with the closing of the acquisition described above, effective September 21, 2021, Janel, ELFS and ELFS Brokerage, LLC, each, at that point, a wholly-owned subsidiary of the Company, jointly and severally, individually and collectively as borrowers (collectively with Janel, the “Borrowers”), the Company and Expedited Logistics and Freight services, LLC, an Oklahoma limited liability company, as loan party obligors, and Santander Bank, N.A., as lender, entered into an Amended and Restated Loan and Security Agreement (as amended and restated, the “Loan Agreement”) that amended and restated Janel’s existing Loan and Security Agreement, dated October 17, 2017, as amended, with Santander Bank, N.A., in its capacity as lender.

The Loan Agreement provided for, among other things, the following modifications to the existing Loan and Security Agreement: (1) ELFS and ELFS Brokerage, LLC were added as borrowers; (2) the maximum revolving facility amount available was increased from $17.0 million to $30.0 million (limited to 85% of the borrowers’ eligible accounts receivable borrowing base and reserves, subject to adjustments set forth in the Loan Agreement); (3) the maturity date was extended from October 12, 2022 to September 21, 2026; (4) interest accrues at an annual rate equal to LIBOR (30, 60 or 90 day) plus 2.25% subject to a LIBOR floor of 75 basis points at close, with a potential LIBOR floor reduction to 25 basis points upon certain conditions; and (6) the Company was provided the option of making Series C preferred payments or distributions if specified conditions are met.

Item 2.01.	Completion of Acquisition or Disposition of Assets.

The information disclosed in Item 1.01 of this Report on Form 8-K is incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above is incorporated by reference into this Item 2.03.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 21, 2021, the Board of Directors of the Company adopted the Amended and Restated 2017 Janel Corporation Equity Incentive Plan (the “Amended Plan”) pursuant to which non-statutory stock options, restricted stock awards and stock appreciation rights of the Company’s Common Stock, par value $.001 per share (“Common Stock”), may be granted to employees, directors and consultants to the Company and its subsidiaries.

The Amended Plan increases the number of shares of Common Stock that may be issued pursuant to the Amended Plan from 100,000 to 200,000 shares of Common Stock of the Company and adopts certain other non-substantive amendments.

Participants and all terms of any grant under the Amended Plan are in the discretion of the Company’s Compensation Committee.

Item 9.01	Financial Statements and Exhibits

(a) Financial Statements of Businesses Acquired

The Company intends to provide the financial statements required by Item 9.01(a) of Form 8-K relating to the Transaction by amending this Current Report within the time allowed for such filing by Item 9.01(a)(4) of Form 8-K.

(b) Pro Forma Financial Information

The Company intends to provide the pro forma financial information required by Item 9.01(b) of Form 8-K relating to the Transaction by amending this Current Report within the time allowed for such filing by Item 9.01(b)(2) of Form 8-K.

(d) Exhibits

Exhibit No.	Description

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

JANEL CORPORATION
(Registrant)

Date: September 27, 2021	By:	/s/ Dominique Schulte
Name: Dominique Schulte
Title: Chief Executive Officer